Vista International Technologies, Inc. 10-K

Exhibit 10.1

Strategic Alliance & Supply Agreement

This Agreement is made this 29th day of December 2009, by and between Vista International Technologies, Inc. (“VITI”), a Delaware corporation with is principal offices located at 88 Inverness Circle East, Suite N-103, Englewood, CO  80112 (together with any assignees pursuant to Article 14 below, collectively hereinafter referred to as “VITI”) and Liberty Tire Recycling, LLC, a Limited Liability Company registered in the State of Texas with its principal offices located at 4413 Carey Street, Ft. Worth, TX  76119 (hereinafter “LTR”), or collectively the Parties.

WITNESSETH:

WHEREAS, VITI operates a permitted waste tire processing and storage facility in the State of Texas located at 1323 Fulghum Road, Hutchins, TX  75141 within Dallas County (the “Facility”); and

WHEREAS, LTR operates a waste tire and recycling business throughout the greater Dallas/Fort Worth marketplace and desires to supply its waste tires to VITI for shredding and reuse/or disposal; and

WHEREAS, VITI contemplates leasing or selling the Facility at a future date yet to be determined; and

WHEREAS, LTR is interested in leasing or purchasing the Facility at a future date yet to be determined; and

 WHEREAS, the Parties desire to set forth their respective interests and responsibilities for developing a Strategic Alliance for the supply and processing of waste tires and the contemplated future sale or leasing of the Facility based on meeting the requirements set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual agreements herein contained, and other good and valuable consideration, the sufficiency and receipt of which is acknowledged, the Parties agree:

ARTICLE ONE

LTR agrees to supply VITI with waste tires, to include both passenger / light truck tires and semi-truck tires, for shredding and reuse or disposal of the shredded material under the terms and conditions as set forth below, including, without limitation, the terms set forth on Appendix “A” attached hereto and by this reference made a part hereof, and VITI agrees to accept such waste tires in furtherance of its business operations.

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Strategic Alliance & Supply Agreement

ARTICLE TWO

LTR agrees to:

1.
Supply passenger / light truck tires and semi-truck waste tires to the Facility using its own tools, equipment, transportation and personnel.  LTR’s personnel shall deliver such waste tires in enclosed trailers to the Facility and deposit the trailers in locations designated by VITI on-site personnel.

2.
Supply passenger / light truck tires and semi-truck waste tires to the Facility on a daily basis Monday through Friday with a   monthly  quantity and type as set forth in Appendix “A”, attached hereto and by this reference made a part hereof.

3.
Use best efforts to collect empty trailers on a timely basis from the VITI waste tire processing and storage facility on a daily basis Monday through Friday as notified by VITI on-site personnel (and in no event more than 5 days after notification from VITI) once the waste tires have been removed from said trailers for processing.

4.	Make timely payments to VITI either in cash, via wire transfer or by check, within the pricing and terms set forth in Appendix “A”.

ARTICLE THREE

VITI agrees to:

1.
Operate a permitted waste tire processing and storage facility approved by the State of Texas and comply with all local and State regulations for the shredding and reuse or disposal of the processed materials.

2.
Provide all site personnel for unloading of trailers, site personnel for shredding operations, facility space, shredding equipment and manifest processing for the waste tires brought to the Facility.  Use best efforts to unload and have trailers ready for pick up by LTR within 24 hours of drop off.  White copies of manifests will be returned as required, if necessary.  Trailers will be inspected for damage upon arrival and VITI will take responsibility only for damage done by VITI employees.

3.
Accept all waste tires delivered to the Facility in accordance with Appendix “A”.  It is agreed that all waste tires brought to the Facility will be shredded or stored and then shredded.  VITI specifically agrees that no tires brought by LTR to the Facility pursuant to this Agreement shall be used as re-sales to the used tire market.

Provide LTR with a “first right of refusal” to purchase the Facility at a future date to be agreed upon by the Parties as further defined in Article Five below.

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ARTICLE FOUR

This Agreement shall commence as of the date first written above and shall have a term of two (2) years but with a one-time volume and price re-opener after April 1, 2009 and no later than April 30, 2009.  It is agreed that both parties will negotiate volumes and pricing for the remaining term of this Agreement.  If during these good faith negotiations, the parties cannot come to mutual agreement of new volumes and pricing for the remaining term, then the Agreement will automatically terminate on April 30, 2010. The parties may by mutual agreement renew this Agreement within sixty (60) days prior to the end of the initial two year term or any subsequent renewal term for a period of one (1) year each, provided that the total number of such one (1) year renewal terms shall not exceed two (2).

ARTICLE FIVE

Subject to the right of VITI to comply with all federal, state and local laws and ordinances in effect at the time in question, VITI grants to LTR a first right of refusal to purchase or lease the Facility.  The price for such sale or lease of the Facility shall be based on a mutually agreed upon price at the time the sale or lease, as applicable, is contemplated or if VITI receives a bona fide offer from a qualified third party. LTR shall have thirty (30) days from receipt of a bona fide offer from a qualified third party to exercise its first right of refusal. If such right of first refusal is exercised by LTR as the result of receipt by VITI of a bona fide offer from a third party, then LTR shall be required to match such third party offer, except that, upon mutual agreement of the parties, the date and time for the closing shall be extended by thirty (30) days. The first right of refusal shall only remain in full force and effect if and to the extent LTR is meeting its volume commitments and timely payments as defined in Appendix “A”, as well as LTR not having been in default at any time in the twelve (12) months immediately preceding the exercise by LTR of such right. Notwithstanding the foregoing, nothing in this Article 5 or this Agreement shall obligate VITI either to sell or lease the Facility to LTR or any other party.

ARTICLE SIX

All notices under this Agreement shall be in writing and be delivered, first class postage pre-paid,

If to LTR:	Liberty Tire Recycling, LLC 4413 Carey Street Ft. Worth, TX 76119 Attn: Gary Humphreys, Vice President

If to VITI:	Vista International Technologies, Inc. 88 Inverness Circle East, Suite N-103 Englewood, CO 80112 Attn: Thomas Pfisterer, Interim CEO

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ARTICLE SEVEN

Each party will perform under this Agreement as an independent contractor and as such shall have and maintain exclusive control and direction over all of its employees, agents and contractors and assumes full and exclusive responsibility for payment of all compensation, benefits, insurance and other applicable premiums, contributions, payroll taxes and other taxes now or hereafter imposed by any law or regulation as to its employees, agents and contractors.

ARTICLE EIGHT

LTR shall defend, indemnify and hold harmless VITI and its officers, directors, shareholders, agents, affiliates and employees from and against any and all claims, demands, fines, losses, damages, enforcement actions, environmental remediation or other costs, penalties, expenses, actions, suits or proceedings, injuries, liability to or death of any person, costs of response to any governmental inquiry or finding, liability for loss of or damage to property or for loss or damage arising from attachments, liens or claims of material men or laborers, and reasonable attorney and consulting fees and costs relating to any of the foregoing ("Claims"), arising directly out of LTR’s material breach of this Agreement (subject to written notice and reasonable opportunity to cure and VITI’s obligation to cover); provided, however, if LTR’s material breach of this Agreement  consists only of non-payment of funds, then LTR’s liability hereunder, and VITI’s sole remedy hereunder, shall be limited to such funds and VITI’s reasonable cost of collecting such funds. The foregoing indemnification shall not apply to the extent such Claims are the result of VITI’s negligence or intentional act.  VITI shall defend, indemnify and save harmless LTR from Claims arising directly out of VITI’s material breach of this Agreement; provided, however, if VITI’s material breach of this Agreement consists only of non-payment of funds, then VITI’s liability hereunder, and LTR’s sole remedy hereunder, shall be limited to such funds and LTR’s reasonable cost of collecting such funds.  The foregoing indemnification shall not apply to the extent such Claims are the result of LTR’s negligence or intentional act. These indemnities shall survive the expiration or other termination of this Agreement for a period of time equal to the applicable statute of limitations.  NOTWITHSTANDING THE FOREGOING OR ANYTHING ELSE HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE ENTITLED TO RECOVER INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES FOR ANY LOSSES, COSTS, EXPENSES, LIABILITIES AND DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, EXPENSES OF OPERATION, DOWN TIME, CONSTRUCTION OF WORK, DAMAGES TO PROPERTY, BODILY INJURY OR DEATH, ANY LIABILITIES TO ITS CUSTOMERS OR OTHER THIRD PARTIES, AND ALL OTHER SPECIAL OR CONSEQUENTIAL DAMAGES) FROM THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, WHETHER DIRECT OR INDIRECT AND WHETHER OR NOT RESULTING FROM OR CONTRIBUTED TO BY THE DEFAULT OR NEGLIGENCE OF THE OTHER PARTY, ITS AGENTS, EMPLOYEES, OR SUBCONTRACTORS UNDER THIS AGREEMENT.

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ARTICLE NINE

Neither party shall be liable for any expense, loss or damage resulting from any force majeure.   "Force majeure" means circumstances in which the operations of either of the parties are substantially adversely affected by causes not within the control of the non-performing party and which the non-performing party, by exercise of reasonable care, is unable to avoid, including, but not limited to, war, fire, flood, riot, act of terrorism, strike, labor dispute, freight embargo or transportation delay, shortage of labor, inability to secure fuel, material, supplies, equipment or power at reasonable prices or in sufficient amount, act of God or the public enemy, any existing or future law, decree, regulation or governmental act, or any cause beyond the reasonable control of the non-performing party.

ARTICLE TEN

Each party hereby represents and warrants to the other as follows:

1.	Organization and Qualification. Such party is duly organized, validly existing and in good standing under the laws of the State of its formation.

2.
Due Authorization, Execution and Delivery.  Such party has full power and authority to enter into this Agreement and to perform its obligations hereunder.  The execution and delivery of this Agreement and the performance by such party of its obligations hereunder have been duly authorized by all appropriate action.  This Agreement constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy laws or general principles of equity.  The execution and delivery of this Agreement by such party does not conflict with or constitute a default under any agreement to which such party is a party or contravene any provision of law or any order of any governmental authority to which such party is subject or by which any of the property of such party is bound.

ARTICLE ELEVEN

Unless otherwise expressly provided herein, the representations, warranties, covenants, indemnities, and other agreements herein contained shall be continuing and shall survive the consummation of the transactions contemplated by this Agreement for a period of time equal to the applicable statute of limitations.

ARTICLE TWELVE

This Agreement and respective rights and obligations of the parties shall be governed and construed in accordance with the laws of the State of Delaware.

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ARTICLE THIRTEEN

In case any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, unenforceable provision had never been contained.

ARTICLE FOURTEEN

The rights and obligations of the Parties under this Agreement may not be assigned to any third party without the prior written consent of the non-assigning Party, provided such consent shall not unreasonably be withheld. Notwithstanding the foregoing, LTR hereby consents to the assignment by VITI of its rights and obligations under this Agreement to a wholly owned subsidiary of VITI formed solely for the purposes of owning and operating the Facility, provided that VITI remains fully liable hereunder.

ARTICLE FIFTEEN

This Agreement constitutes the entire agreement between the parties and supersedes all other agreements and understandings between the parties.  No modification or any claimed waiver of any of the provisions of this Agreement shall be binding unless in writing and signed by all parties.

ARTICLE SIXTEEN

This Agreement in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date of signature:	Vista International Technologies, Inc.

1/12/10	/s/ Thomas P. Pfisterer
Interim Chief Executive Officer
Director

Liberty Tire Recycling, LLC

/s/ Gary Humphreys
Regional Vice President

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APPENDIX “A”

This schedule is a definition of the type and the quantity of waste tires that LTR shall supply to VITI, and the timing in which such waste tires shall be delivered to the Facility under the terms and conditions as outlined herein.  Should LTR not meet the minimum quantity of waste tires delivered to the Facility this Agreement shall terminate and LTR will lose its first right of refusal as provided in Article Five herein.

TYPE OF WASTE TIRES	MINIMUM QUANTITY OF WASTE TIRES
Passenger and light truck tires*	Minimum of 62.50 tons per day based on 5 days per week or 1,250 tons per month.
Semi-Truck Tires**	Minimum of 15 tons per day based on 5 days per week or 300 tons per month.

* Passenger tires factored at 22 lbs ** Semi-Truck Tires at 110 lbs

Notwithstanding the foregoing requirements, if, during any month, LTR shall not be in compliance with the minimum monthly quantities set forth above, but during the remaining months in the applicable quarter LTR shall exceed such minimum monthly requirements such that, in the aggregate, the monthly average for the quarter in question is equal to such minimum monthly requirements, then LTR still shall be deemed to be in compliance with such minimum monthly requirements and no default shall be declared by VITI hereunder as a result of such monthly delivery failure.

Pricing for the tipping fee hereinafter referred to as “Gate Fees” for the storage, processing, reuse and or disposal of shredded materials will be based on a monthly quantity for each type of waste tire delivered during that period to the Facility.  Each month the Gate Fee will be figured on the total quantity delivered for that month.  Payment terms are Net 15 and the Gate Fee will be adjusted monthly to cover for under payment or over payment based on the total quantity delivered during that month.  Payment terms for under payment are Net 15 days and over payment will be applied as a credit to the next 15 day billing cycle.  The Gate Fees are listed below and will remain constant for each 12 month period.  At the end of each 12 month period a cost of living increase will be applied to the next year’s Gate Fees under this Agreement. The amount of such increase shall be equal to the greater of (a) three per cent (3%) or (b) the amount of the Consumer Price Index increase in cost of living for the immediately preceding twelve (12) months.  Such price increase shall take effect upon the annual anniversary of this Agreement. Any amounts paid after the Net 15 days terms will have a 1.5% interest fee applied to outstanding balance on the billing statement.

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APPENDIX “A” (Continued)

GATE FEES	MONTHLY QUANTITY DELIVERED
Passenger and Light Truck Tires
$45/ton	1,249 tons or less
$42.50/ton	1,250 tons and above
Semi-Truck Tires
$53/ton	299 tons or less
$50/ton	300 tons and above

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